Filed under Rule 424(b)(3), Registration Statement No. 333-58976
Pricing Supplement No. 27 — dated Tuesday, May 31 2005 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product	Guaranteed
Number	Selling Price	Principal Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security

26876ECB9	100.000%	$368,000.00	0.625%	$365,700.00	FIXED	4.350%	SEMI-ANNUAL	06/15/2008	12/15/2005	$23.20	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

26876ECC7	100.000%	$781,000.00	1.000%	$773,190.00	FIXED	4.625%	SEMI-ANNUAL	06/15/2010	12/15/2005	$24.67	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC						Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

	Trade Date: Tuesday, May 31, 2005 @ 12:00 PM ET	EOP Operating Limited Partnership
Issuer	Settle Date: Friday, June 03, 2005	$500,000,000 EOP Operating LP
EOP Operating Limited Partnership	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated 20-Jun-01 and
Two N. Riverside Plaza, Suite 2100	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: 10-
Chicago, IL 60606	DTC Number 0443 via Pershing, LLC	Jun-04

Guarantor	If the maturity date or an interest payment date for any note is not a business day (as term is defined in
Equity Office Properties Trust	prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and
Two N. Riverside Plaza, Suite 2100 Chicago, IL 60606	no interest will accrue from, and after, the maturity date or interest payment date.
Certain of the Notes may be purchased by the purchasing agent for sale to entities, including statutory or common law trusts, that are not affiliated with us and that may offer pass-through or similar securities to investors, in public offerings that will occur at or around the same time as the offering of the Notes. We will utilize the services of one or more broker-dealers as our agents in the offerings of Notes to these entities. The purchasing agent and these broker-dealers will be considered statutory underwriters, within the meaning of the Securities Act of 1933, with respect to the Notes offered to those entities.

We have not been involved in the creation of the trust or the preparation of the registration statement and related prospectus relating to the offering and sale of the trust's pass-through certificates. We are not partners or joint venturers or in any similar relationship with the trust or any of the other issuers whose securities may be deposited in the trust nor do we own any interest in the trust. Accordingly, we are not assuming any responsibility for or any liability or obligations with respect to the trust, the pass-through certificates, the securities of any other issuer that may be deposited into the trust or the registration statements and prospectuses relating to the pass-through certificates or any such securities of other issuers. Our responsibilities, liabilities and obligations are limited solely to the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and to our obligations under the Notes.

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